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                                                                   EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Venus Exploration, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 7, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


San Antonio, Texas
September 7, 1999